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                                                                  EXHIBIT 99.1




AMRE, INC.                                                         PRESS RELEASE
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CONTACT:  JOHN VANECKO                                     FOR IMMEDIATE RELEASE
          VICE PRESIDENT AND CFO
          (214) 658-6338


                       AMRE, INC. ANNOUNCES NEW PRESIDENT

         DALLAS, June 19, 1995 -- AMRE, Inc. (NYSE: AMM), a Dallas based direct consumer marketer of home improvement products, today announced the election of Mr. Robert M. Swartz as President and a member of the Board of Directors. Mr. Swartz is expected to join AMRE shortly on a full time basis after he completes his transition obligations as President of the Worldwide Systems Group of Recognition International Inc.

         Mr. Swartz joined Recognition International Inc., a $220 million supplier of electronic document systems, in 1990 and in November 1990 was elected Vice President, Chief Financial Officer and Treasurer. He was named Senior Vice President and Chief Financial Officer in 1992 and in 1994 was elected Senior Vice President of Recognition International and President of the Worldwide Systems Group. Prior to joining Recognition International, he held several financial and operating positions with Nashua Corporation of Nashua, New Hampshire, a supplier of office supplies and computer products.

         "Mr. Swartz' more than twenty years of management experience with public corporations, together with his background in the home improvement industry, will be very meaningful to AMRE" said Ronald I. Wagner, Chairman of the Board.